Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
KBR, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-190777, 333-155551, 333-138850 and 333-142101) on Form S-8 of KBR, Inc. and subsidiaries of our reports dated February 24, 2017, with respect to the consolidated balance sheets of KBR, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016 and financial statement schedule II and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of KBR, Inc. and subsidiaries.
Our report dated February 24, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, contains an explanatory paragraph which states KBR, Inc. acquired Wyle Inc. and KBRwyle Technology Solutions, LLC (formerly Honeywell Technology Solutions Inc.) during 2016, and management excluded from its assessment of the effectiveness of KBR, Inc.’s internal control over financial reporting as of December 31, 2016, Wyle Inc. and KBRwyle Technology Solutions, LLC’s internal control over financial reporting associated with total assets of $1.2 billion, and total revenues of $487 million included in the consolidated financial statements of KBR, Inc. and subsidiaries as of and for the year ended December 31, 2016. Our audit of internal control over financial reporting of KBR, Inc. also excluded an evaluation of the internal control over financial reporting of Wyle Inc. and KBRwyle Technology Solutions, LLC.

/s/ KPMG LLP

KPMG LLP
Houston, Texas
February 24, 2017